Exhibit 99.1

Date: May 22, 2025	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, May 22, 2025 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2025. Revenues for the quarter were $232 million, an increase from $207 million in the March quarter of 2024. Earnings per share for the quarter were $0.51, compared to $0.37 in the same quarter of the prior year. Revenues for the fiscal year ended March 31, 2025 were $896 million, an increase from $795 million during the fiscal year ended March 31, 2024. Earnings per share for the fiscal year ended March 31, 2025 were $1.83, compared to $1.47 during the fiscal year ended March 31, 2024. The earnings per share numbers for the current and prior year have been adjusted to reflect the three-for-one stock split of its common stock which was paid on December 24, 2024.

Fourth Quarter Fiscal Year 2025 Highlights

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Revenue increased 12% to $232 million, compared to fourth quarter of fiscal year 2024.
•
Gross profit increased 34% to $58.0 million, at 25% gross margin, compared to fourth quarter of fiscal year 2024 gross profit of $43.4 million.
•
Diluted earnings per share increased 38% to $0.51, compared to fourth quarter of fiscal year 2024 diluted earnings per share of $0.37.
•
Exited the quarter with $171 million of cash, cash equivalents, and no borrowings.
•
The Company repurchased $9.0 million of common stock during the quarter.

During the quarter, the Company continued its strategic investment in AI to enhance its communication platform, integrating AI, IVR, and chatbots with proprietary solutions for streamlined, personalized communication and actionable data insights. AI adoption is also influencing medical billing practices, prompting enhancements in bill review capabilities to detect inaccuracies and reduce costs beyond standard fee schedules. Improvements to the bill review platform’s document viewer boost efficiency and clinical clarity for payer partners. Additionally, AI is advancing efforts to combat fraud, waste, and abuse by analyzing treatment trends and identifying early warning signs, enabling earlier intervention and reducing inappropriate care utilization.

In the health market, CERIS successfully launched its first customer through a new strategic platform partnership and signed a second agreement to expand its partner network. These initiatives align with the Company’s long-term strategy of combining organic product development with external partnerships. The combination of growing transaction volumes from existing partners and workflow optimizations yielded positive quarter results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024, and December 31, 2024. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2025 and March 31, 2024

Quarter Ended	March 31, 2025	March 31, 2024
Revenues	$231,514,000	$207,233,000
Cost of revenues	173,547,000	163,830,000
Gross profit	57,967,000	43,403,000
General and administrative	24,647,000	20,806,000
Income from operations	33,320,000	22,597,000
Income tax provision	6,901,000	3,143,000
Net income	$26,419,000	$19,454,000
Earnings Per Share:
Basic	$0.51	$0.38
Diluted	$0.51	$0.37
Weighted Shares
Basic	51,366,000	51,345,000
Diluted	51,979,000	51,996,000

Fiscal Year Ended	March 31, 2025	March 31, 2024
Revenues	$895,589,000	$795,311,000
Cost of revenues	685,861,000	623,618,000
Gross profit	209,728,000	171,693,000
General and administrative	88,904,000	76,592,000
Income from operations	120,824,000	95,101,000
Income tax provision	25,659,000	18,849,000
Net income	$95,165,000	$76,252,000
Earnings Per Share:
Basic	$1.85	$1.48
Diluted	$1.83	$1.47
Weighted Shares
Basic	51,379,000	51,366,000
Diluted	51,994,000	52,041,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2025 and March 31, 2024

	March 31, 2025	March 31, 2024
Cash	$170,584,000	$105,563,000
Customer deposits	101,472,000	88,142,000
Accounts receivable, net	104,126,000	97,108,000
Prepaid taxes and expenses	10,507,000	11,418,000
Property, net	92,052,000	85,892,000
Goodwill and other assets	46,410,000	42,498,000
Right-of-use asset, net	20,825,000	24,058,000
Total	$545,976,000	$454,679,000
Accounts and taxes payable	$16,792,000	$16,631,000
Accrued liabilities	187,244,000	167,868,000
Long-term lease liabilities	19,953,000	22,533,000
Paid-in capital	250,412,000	233,632,000
Treasury stock	(831,510,000)	(793,905,000)
Retained earnings	903,085,000	807,920,000
Total	$545,976,000	$454,679,000